Exhibit 10.33

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of November 3, 2025 (the “Amendment Effective Date”), by and between Joseph Mills, an individual resident of the State of Texas (“Executive”), and International Battery Metals Ltd., incorporated under the Business Corporation Act of British Columbia (the “Company”). The parties acknowledge that the Company’s subsidiaries and controlled affiliates shall be third-party beneficiaries of this Agreement.

WITNESSETH

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated effective April 7, 2025 (the “Employment Agreement”) pursuant to which the Executive was engaged to serve as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive mutually desire to amend certain terms of the Employment Agreement as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows.

1. Amendment to Section 4(a). Section 4(a) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

a. Base Salary. During the Term, the Company shall pay, or shall cause an affiliate of the Company to pay, the Executive a base salary, payable in periodic installments in accordance with the Company’s customary payroll practices, as follows (the “Base Salary”):

(i)	From the Start Date through July 31, 2025, a Base Salary equal to an annual base salary of Six Hundred Thousand United States Dollars ($600,000);

(ii)	From August 1, 2025 through July 31, 2026, a Base Salary equal to an annual base salary of Five Hundred Thousand United States Dollars ($500,000); and

(iii)	From August 1, 2026 through April 7, 2028 a Base Salary equal to no less than an annual base salary of Six Hundred Thousand United States Dollars ($600,000).

The Executive’s Base Salary shall be reviewed at least annually by the Board or the Compensation Committee of the Board if so delegated (collectively, the “Board”) and the Board may, but shall not be required to, increase the Base Salary during the Term, contingent upon the successful attainment of goals mutually agreed upon by the Board and the Executive the beginning of each calendar year during the Term, as applicable.

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2. Amendment to Section 5. Section 5 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

5. RSU Awards. Executive acknowledges and agrees that, as consideration for the covenants and promises contained in this Agreement, the Executive will receive the following awards of either restricted share units (the “RSUs”) or restricted shares (“RSAs”) with respect to the Company’s common shares (the “Common Shares”), which shall be subject to time-based and performance-based vesting as set forth below and shall be subject to such other terms and conditions as set forth therein and in the Company’s Equity Plan

(a) As soon as practicable following the Start Date, the Executive will be granted an award of RSUs with respect to One Million (1,000,000) Common Shares, which Award will vest in full on the first anniversary of the Start Date, subject to the Executive’s continuous employment with the Company through such vesting date, and accelerated vesting in full in connection with a consummation of a Change in Control (as defined in Section 12 below).

(b) Upon approval of the Company’s new Equity Plan at the next Annual Meeting of Shareholders, the Executive will be granted an award of RSUs or RSAs with respect to Five Hundred Thousand (500,000) Common Shares, which Award will vest in full sixty (60) days after the Company’s successful listing on the Toronto Stock Exchange, The Nasdaq Stock Market or The New York Stock Exchange subject to the Executive’s continuous employment with the Company through such vesting date, and accelerated vesting in full in connection with a consummation of a Change in Control.

(c) As soon as practicable following the Start Date, the Executive will be granted an RSU award with respect to Two Million (2,000,000) Common Shares, which RSUs will vest in full on the date that the Company completes the building and deployment (with secured financing) of two additional Direct Lithium Extraction (“DLE”) plants (in addition to the existing DLE plant that the Company is currently planning to deploy as of the Effective Date), subject to the Executive’s continuous employment with the Company through such vesting date and accelerated vesting in connection with a consummation of a Change in Control.

(d) As of February 1, 2027, the Executive will be granted an award of RSUs or RSAs with respect to a number of Common Shares equal to one-half of one percent (0.5%) of the Company’s Fully Diluted Outstanding Common Shares at the time of such grant pursuant to this Section 5(d), which Award will vest in full on the date the Company achieves 25,000 tons per annum of Lithium Carbonate production, equivalent Lithium Chloride production, or royalties with respect to equivalent production levels through technology licensing agreements, subject to the Executive’s continuous employment with the Company through such vesting date and accelerated vesting in connection with a consummation of a Change in Control.

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(e) Upon approval of the Company’s new Equity Plan at the next Annual Meeting of Shareholders, the Executive will be granted an additional award of RSUs or RSAs with respect to one percent (1.0%) of the Company’s Fully Diluted Outstanding Common Shares at the time of such grant pursuant to this Section 5(e), which RSUs will vest with respect to 50% of such RSUs on the date Compensation Committee certifies, in good faith, that the Company first achieves aggregate EBITDA of US $25 million in any four fiscal quarter period, and the remaining 50% of such RSUs on the date the Compensation Committee certifies, in good faith, that the Company first achieves aggregate EBITDA of US $50 million in any four fiscal quarter period, subject to the Executive’s continuous employment with the Company through each applicable vesting date and accelerated vesting in connection with a consummation of a Change in Control.

(f) Upon approval of the Company’s new Equity Plan at the next Annual Meeting of Shareholders, the Executive will be granted an additional award of RSUs or RSAs with respect to one-half of one percent (0.5%) of the Company’s Fully Diluted Outstanding Common Shares at the time of such grant pursuant to this Section 5(f), which Award will vest with respect to 50% of such RSUs or RSAs on the date the Compensation Committee certifies, in good faith, that the Company first achieves a market capitalization of US $750 million based upon the Company’s 60-day volume weighted average trading price (“VWAP”), and the remaining 50% of such RSUs or RSAs on the date the Compensation Committee certifies, in good faith, that the Company first achieves a market capitalization of US $1.5 billion based upon the Company’s 60-day VWAP, subject to the Executive’s continuous employment with the Company through each applicable vesting date and accelerated vesting in connection with a consummation of a Change in Control.

(g) To the extent that the Company issues additional Common Shares or Common Share Equivalents in a single or series of capital raise transactions that in the aggregate raise gross proceeds of at least Five Million United States Dollars ($5,000,000) (each a “Covered Capital Raise”) after the grant of Awards pursuant to Sections 5(d), 5(e) or 5(f) above (including upon the exercise of any warrants for cash that were not included in the calculation of Fully Diluted Outstanding at the time of such grant), the Compensation Committee shall grant Executive, concurrently at the time of such issuance, the following:

(i)	RSUs or RSAs equal to one-half of one percent (0.5%) of the number of Common Shares issued in the Covered Capital Raise which shall vest on the same terms as set forth in Section 5(d), but in no event earlier than one year from the date of grant;

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(ii)	Options with an exercise price equal to the average of the exercise price of the Common Share Equivalents issued in the Covered Capital Raise equal to one-half of one percent (0.5%) of the number of Common Shares issued in the capital raise transaction which shall vest on the same terms as set forth in Section 5(d), but in no event earlier than one year from the date of grant;

(iii)	RSUs or RSAs equal to one percent (1.0%) of the number of Common Shares issued in the Covered Capital Raise which shall vest on the same terms as set forth in Section 5(e), but in no event earlier than one year from the date of grant;

(iv)	Options with an exercise price equal to the average of the exercise price of the Common Share Equivalents issued in the Covered Capital Raise equal to one percent (1.0%) of the number of Common Shares issued in the Covered Capital Raise which shall vest on the same terms as set forth in Section 5(e), but in no event earlier than one year from the date of grant;

(v)	RSUs or RSAs equal to one-half of one percent (0.5%) of the number of Common Shares issued in the Covered Capital Raise which shall vest on the same terms as set forth in Section 5(f), but in no event earlier than one year from the date of grant;

(vi)	Options with an exercise price equal to the average of the exercise price of the Common Share Equivalents issued in the Covered Capital Raise equal to one-half of one percent (0.5%) of the number of Common Shares issued in the Covered Capital Raise which shall vest on the same terms as set forth in Section 5(f), but in no event earlier than one year from the date of grant;

provided, however, if the Company’s ability to grant such additional RSU or RSAs and Option awards set forth in clauses (i) through (vi) above is restricted due to contractual, regulatory or stock exchange rules then the Executive will receive (x) a performance cash award for the equivalent amount of RSUs and RSAs that is payable in cash and vest on the terms set forth above and (y) a stock appreciation right for the equivalent amount of Options that is settled in cash and vest on the terms set forth above.

(h) Upon approval of the Company’s new Equity Plan at the next Annual Meeting of Shareholders, the Executive will be granted an award of RSUs or RSAs with a fair value of Two Hundred Thousand Dollars ($200,000) on the date of grant which shall vest in full on the first anniversary of the grant date, subject to the Executive’s continuous employment with the Company through such vesting date, and accelerated vesting in full in connection with a consummation of a Change in Control.

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(i) For the avoidance of doubt, the vesting of all of the RSUs or RSAs described above is contingent upon Executive remaining in continuous service with the Company as Chief Executive Officer through the applicable vesting date. In addition, the Common Shares issued to Executive pursuant to the RSUs or RSAs shall be subject to trading restrictions/limitations as determined by the Board in good faith such that all sales thereof are subject to advance approval by the Board. The Board and Executive shall discuss in good faith any Rule 10b5-1 trading plan proposed by the Executive during the Term.

3. New Section 5.1. The following new Section 5.1 of the Employment Agreement is hereby inserted as follows:

5.1 Change in Control Payments.

(a) Upon consummation of a Change in Control, to the extent that the Executive is still serving as the Chief Executive Officer, the Executive will receive a cash bonus equal to (i) one percent (1.0%) of the Company’s Fully Diluted Outstanding Common Shares immediately prior to the Change in Control times (ii) the Diluted Per Share Consideration. In addition, to the extent that the RSU Award set forth above in Section 5(d) has not yet been granted, the Executive will receive an additional cash bonus equal to (x) one-half of one percent (0.5%) of the Company’s Fully Diluted Outstanding Common Shares immediately prior to the Change in Control times (y) the Diluted Per Share Consideration.

(b) Definitions. For purposes of this Agreement, the following terms will have the definitions set forth below:

(i) “Common Share Equivalents” shall mean any securities of the Company that would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

(ii) “Diluted Per Share Consideration” shall be calculated as the fair market value of all consideration paid (cash or securities) to shareholders in connection with the Change in Control divided by the number of Fully Diluted Outstanding Common Shares immediately prior to the Change in Control.

(iii) “Fully Diluted Outstanding” shall mean, as of any date of calculation, the sum of the Common Shares issued and outstanding plus any Common Shares issuable upon the conversion, exchange or exercise of any Common Share Equivalents (but only to the extent that such Common Share Equivalents are “in-the-money” at the time of such calculation).

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4. Amendment to Section 12. Clause (b) of Section 12 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

(b). For purposes of this Agreement, a “Change of Control” shall mean: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) consummation of a merger or consolidation of the Company with any other entity or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of either of the then outstanding shares of Common Share or the combined voting power of the Company’s then outstanding voting securities; or (iii) the consummation of the sale, lease or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions within a period of twelve (12) months ending on the date of the last sale or disposition having a similar effect).

Notwithstanding the foregoing, a transaction or other event described above or in an award agreement may constitute a “Change of Control” for purposes of any Award which is subject to Section 409A of the Code for purposes of earning and vesting, but no payment shall be made thereunder until the earliest of (x) the Change of Control, if such transaction constitutes a “change in the ownership of the corporation,” a “change in the effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code Section 409A(2)(A)(v), (y) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement, and (z) the Executive’s “separation from service” within the meaning of Code Section 409A.”

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5. Amendment to Section 21. Section 21 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

21. Arbitration. Except for any claim for equitable or injunctive relief under Section 18 of this Agreement (to which Section 22 shall apply), any dispute, controversy or claim arising out of or related to this Agreement, or to the construction, interpretation or alleged breach of this Agreement, or to Executive’s employment with the Company shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the Houston, Texas offices of JAMS before one (1) arbitrator mutually selected by the parties, or the parties cannot so agree, by JAMS pursuant to its applicable rules and regulations (the “Rules”). The arbitral language shall be English, limited discovery shall be permitted as the arbitrator shall determine, and the arbitration and shall be conducted consistent with the Rules of JAMS, in addition to any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties. In rendering his or her award, the arbitrator shall award the prevailing party, in addition to such other relief as may be granted, all such attorneys’ fees and costs reasonably incurred and any reasonable attorneys’ fees and costs incurred in enforcing any judgment or order entered. The prevailing party shall be determined by the arbitrator in the initial or any subsequent proceeding. Notwithstanding anything in this Section 21 to the contrary, neither the Company nor Executive shall be prohibited from commencing litigation before the any appropriate judicial tribunal or court of law or equity to obtain injunctive relief to compel compliance with this Agreement.

6. Amendment to Section 22. Section 22 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

22. Governing Law: Jurisdiction and Venue for Injunctive Relief. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Subject to the provisions of Section 21 above, any proceeding by either of the parties to obtain injunctive relief under Section 18 of this Agreement shall be brought only in a state or federal court located in the County of Harris, State of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such proceeding in such venue.

7. Waiver. Executive hereby waives any potential breach of Section 5(e), 5(f) or 5(g) of the Employment Agreement by the Company which occurred prior to the Amendment Effective Date. This waiver is knowing and voluntary, and given free from duress, coercion or undue influence.

8. Effect of Amendment. Other than as expressly set forth herein, this Amendment shall not (a) constitute a (i) modification or alteration of the terms, conditions or covenants of the Employment Agreement, or (ii) waiver, release or limitation upon the exercise by any party of any of its rights, legal or equitable, thereunder; or (b) establish any course of dealing or waive the performance of any provision of the Employment Agreement. Except as modified by this Amendment, all other terms and conditions of the Employment Agreement shall continue in full force and effect. To the extent that the terms and conditions of this Amendment conflict with the Employment Agreement, then the terms of this Amendment shall control, provided that, to the maximum extent possible, the terms of this Amendment and the terms of the Employment Agreement shall be interpreted and construed as supplementing and not as conflicting with one another.

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9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.

10. Defined Terms. Definitions not set forth in this Amendment shall have the definitions provided for in the Employment Agreement.

11. Counterpart Execution. This Amendment may be executed in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means (such as, but not limited to DocuSign) intended to preserve the original graphic and pictorial appearance of the party so transmitting his or its signature, shall have the same effect as physical delivery of a paper document bearing such party’s original, ink or “wet” signature.

(Signatures on Next Page)

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

INTERNATIONAL BATTERY METALS LTD.

/s/ Dr. John Burba
By:	Dr. John Burba
Title:	Chairman of the Board

EXECUTIVE

/s/ Joseph Mills
Joseph Mills

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